DMS ANNOUNCES CFO TRANSITION Company Names Financial Leader Richard Rodick As Chief Financial Officer Clearwater, FL – June 28, 2022 — Digital Media Solutions, Inc. (NYSE: DMS), a leading provider of data-driven, technology-enabled digital performance advertising solutions, announced today that Richard Rodick, CPA, will join the Company and assume the role of CFO on July 1, 2022. To ensure continuity, current CFO Vasundara Srenivas will remain in her role until July 1, at which time she will step down to pursue new career goals. DMS CEO Joe Marinucci said, “DMS has a deep bench of talent driving our success, and I’m extremely pleased to have Richard join DMS as we focus on our next phase of growth. Richard’s track record of success as a public company CFO and his outstanding leadership qualities will be an invaluable addition to the DMS leadership team.” With nearly two decades of significant financial executive experience, Rodick comes to DMS with noteworthy CFO and executive-level expertise from his time with multimillion and billion- dollar companies across a number of verticals. Previously serving in executive roles for global leaders including Telus International and Broadridge Financial Solutions, Rodick is known for his successful execution of financial reporting, financial planning and analysis, investor relations and acquisition valuation. Joe continued, “Richard’s impressive financial leadership and experience working with a broad range of high growth businesses make him an excellent fit for DMS.” Rodick said, "I am thrilled to join DMS and look forward to working alongside the leadership team as we execute the Company's growth roadmap and strategic plan.” He continued, “It is rare to find a business with such a strong culture and compelling vision for the future. I have been an admirer of DMS for some time, and look forward to contributing to a bright future.” To help ensure a seamless transition, Srenivas will continue to support DMS in an advisory role until August 19, 2022. Srenivas said, "It has been a pleasure to serve as CFO to DMS. During my tenure, I was fortunate to have the opportunity to collaborate with many talented colleagues and together we experienced significant transformation and growth. I look forward to the Company's continued success.” Marinucci said, “On behalf of DMS, I want to thank Vasundara for her contributions as a valuable member of the leadership team and wish her well in her future endeavors. She leaves behind a strong finance organization and a deep bench of talented finance executives.” About Digital Media Solutions Digital Media Solutions, Inc. (NYSE: DMS) is a leading provider of technology-enabled digital performance advertising solutions connecting consumers and advertisers within auto, home, health and life insurance plus a long list of top consumer verticals. The DMS first-party data asset, proprietary advertising technology, significant proprietary media distribution and data-

driven processes help digital advertising clients de-risk their advertising spend while scaling their customer bases. Learn more at https://digitalmediasolutions.com. Forward-Looking Statements This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. DMS’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. These forward statements are often identified by words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include, without limitation, DMS’s expectations with respect to its future performance and its ability to implement its strategy, and are based on the beliefs and expectations of our management team from the information available at the time such statements are made. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside DMS’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) our ability to identify, evaluate, and complete any strategic alternative in connection with our review of strategic alternatives; (2) the possibility that DMS may not be able to realize higher value for its business through a strategic alternative and therefore retains its current corporate and business structure; (3) the possibility that DMS may decide not to undertake a strategic alternative or that it is not able to consummate any proposed strategic alternative due to, among other things, market, regulatory and other factors; (4) the potential for disruption to DMS’s business, including, among other things, attracting and retaining customers, suppliers, key personnel; (5) any potential adverse effects on DMS’s stock price resulting from the announcement of the process to review potential strategic alternatives or the results of that review; (6) the COVID-19 pandemic or other public health crises; (7) changes in client demand for our services and our ability to adapt to such changes; (8) the entry of new competitors in the market; (9) the ability to maintain and attract consumers and advertisers and successfully grow and operate our new health insurance agency business, in the face of changing economic or competitive conditions; (10) the ability to maintain, grow and protect the data DMS obtains from consumers and advertisers; (11) the performance of DMS’s technology infrastructure; (12) the ability to protect DMS’s intellectual property rights; (13) the ability to successfully source and complete acquisitions and to integrate the operations of companies DMS acquires; (14) the ability to improve and maintain adequate internal controls over financial and management systems, and remediate the identified material weakness; (15) changes in applicable laws or regulations and the ability to maintain compliance; (16) our substantial levels of indebtedness; (17) volatility in the trading price on the NYSE of our common stock and warrants; (18) fluctuations in value of our private placement warrants; and (19) other risks and uncertainties indicated from time to time in DMS’s filings with the SEC, including those under “Risk Factors” in DMS’s Annual Report on Form 10-K and its subsequent filings with the SEC. There may be additional risks that we consider immaterial or which are unknown, and it is not possible to predict or identify all such risks. DMS cautions that the foregoing list of factors is not exclusive. DMS cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. DMS does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Media Contact: Melissa Ledesma (201) 528-5272 mledesma@dmsgroup.com For inquiries related to investor relations, contact investors@dmsgroup.com. ###